EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FOURTH QUARTER AND 2004 RESULTS
AND QUARTERLY DIVIDEND

Fourth Quarter Diluted Earnings Per Share of $0.71
Full-Year Diluted Earnings Per Share of $2.36

Alpharetta, GA, January 27, 2005.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2004		2003
	Fourth Quarter	YTD	Fourth Quarter	YTD

Net Sales	$171.9	$657.5	$147.4	$566.9
Operating Profit	$14.8	$57.7	$14.0	$53.9
Net Income	$10.9	$36.4	$9.3	$34.5
Earnings Per Share - Diluted	$0.71	$2.36	$0.61	$2.28
Average Shares - Diluted	15.4	15.4	15.2	15.1

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that fourth quarter 2004 net income was $10.9 million compared with net income of $9.3 million in the fourth quarter of 2003, an increase of 17 percent.  Diluted earnings per share were $0.71 compared with diluted earnings per share of $0.61 in the fourth quarter of 2003, a 16 percent improvement.

For full-year 2004, the Company reported net income of $36.4 million, an improvement of 6 percent compared with net income of $34.5 million in 2003.  Diluted earnings per share for full-year 2004 were $2.36 compared with diluted earnings per share of $2.28 for full-year 2003, a 4 percent improvement.

Fourth Quarter 2004 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the quarter reflected an improvement in operating profit, a lower effective income tax rate and foreign currency gains, which were partially offset by higher minority interest earnings.  The Company’s operating profit for the fourth quarter

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increased by 6 percent from the fourth quarter of 2003.  Improved profitability in the French segment was partially offset by a decline in profitability in the United States.  Increased sales and production volumes, an improved mix of products sold and higher average selling prices benefited the Company’s operating profit. These positive factors were offset by increased purchased energy, wood pulp, labor and nonmanufacturing expenses.  Operating results were also unfavorably impacted by paper machine pre-operating and start-up costs in the United States and Brazil and by unfavorable fixed cost absorption and poor mill operations in the United States.”

In February 2004, Schweitzer-Mauduit France S.A.R.L. completed the acquisition of a specialty paper manufacturer located in Indonesia.  The Indonesian financial results are included in the French business segment because the results of the Indonesian operation are not material for segment reporting purposes and since the products of the Indonesian business are primarily sold under a French trademark and are coordinated with sales of the Company’s French operations in southeast Asia.  Although the Company’s Indonesian operation is located in Medan on the island of Sumatra, it was not affected by the earthquake and tsunami that struck Indonesia in late December.

Consolidated net sales were $171.9 million for the quarter compared with $147.4 million in the same period a year ago, an increase of 17 percent.  The improvement in net sales was the result of increased sales volumes that contributed $14.2 million to net sales and changes in currency exchange rates that improved net sales by $6.7 million.  The favorable impact of changes in currency exchange rates reflected the stronger euro and Brazilian real compared with the U.S. dollar.  Higher average selling prices also had a favorable impact on the net sales comparison of $3.6 million.

Total sales volumes increased by 14 percent for the quarter compared with the fourth quarter of 2003.  Excluding sales of the recently acquired Indonesian operation, sales volumes increased by 13 percent.  Sales volumes for the French segment improved by 21 percent, primarily as a result of increased reconstituted tobacco leaf (RTL) sales associated with the new RTL production line in France that began operation during the fourth quarter of 2003.  Excluding sales volumes of the Indonesian operation, the increase in French sales volumes was 18 percent for the quarter.  Sales volumes for the Brazilian business improved by 9 percent, attributable to increased sales of tobacco-related papers. Sales volumes in the United States increased by 1 percent.

Operating profit was $14.8 million for the quarter, an increase of $0.8 million, or 6 percent, from the $14.0 million operating profit for the fourth quarter of 2003.

Operating profit for the French segment totaled $17.1 million in the quarter, $3.7 million more than in the fourth quarter of 2003, as a result of higher production and sales volumes and improved mill operations, partially offset by an unfavorable mix of products sold and increased wood pulp, labor, purchased energy and nonmanufacturing expenses.

Operating profit in Brazil increased by $0.1 million from the fourth quarter of 2003, to $0.8 million. Increased production and sales volumes along with reduced nonmanufacturing expenses were largely offset by higher cost of sales, including increased labor expense and pre-operating costs of $0.1 million related to installation of a new cigarette paper machine.

The U.S. business unit had a $0.9 million operating loss during the quarter, $2.8 million worse than in the prior-year quarter.  The benefits of higher average selling prices and an improved mix of products sold were more than offset by increased purchased energy, wood pulp, labor and

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employee benefit expenses, unfavorable fixed cost absorption due to lower production volumes and poor mill operations.  Additionally, start-up costs totaling $1.1 million were incurred related to the operation of a rebuilt cigarette paper machine at the Spotswood, New Jersey mill and a rebuilt tipping paper machine at the Lee, Massachusetts mill.

Purchased energy costs increased by $1.0 million compared with the fourth quarter of 2003, with higher energy costs experienced in the U.S. and French business units, primarily related to higher natural gas, fuel oil and electricity costs.  The average per ton list price of northern bleached softwood kraft pulp in the United States was $630 per metric ton in the fourth quarter of 2004 compared with $575 per metric ton in the fourth quarter of 2003.  The increase in per ton wood pulp costs increased the Company’s operating expenses by $0.8 million compared with the prior-year quarter.

Nonmanufacturing expenses were $1.5 million higher than in the prior-year quarter, primarily due to increased general and selling expenses.  Higher general expense included increased costs for employee compensation and outside services, related in part to Sarbanes-Oxley Act Section 404 compliance activities.  The increase in selling expense was largely the result of higher sales commissions associated with increased sales volumes.  Changes in currency exchange rates contributed to higher nonmanufacturing expenses in France.

Other income was $0.8 million favorable compared with the fourth quarter of 2003, primarily attributable to foreign currency gains in Brazil and France.

The effective income tax rate was 10 percent for the quarter compared with 21 percent in the fourth quarter of 2003.   The effective income tax rate in the fourth quarter of 2004 benefited from a decrease in French statutory tax rates enacted in December 2004 for years beginning in 2005 that reduced the net deferred income tax liability, the Company’s ability to utilize previously reserved foreign tax credits in the United States in part due to income tax provisions in the American Jobs Creation Act of 2004 enacted during October 2004 and the recovery of prior-year income taxes in France related to a favorable November 2004 court ruling. The effective income tax rate in 2003 benefited from the Company’s ability to utilize previously reserved foreign tax credits in the United States.

Minority interest in earnings of subsidiaries increased by $1.4 million compared with the prior-year quarter.  This increase reflected improved earnings at LTR Industries S.A. (LTRI), a French subsidiary of the Company, which produces reconstituted tobacco leaf products and has a minority owner that owns 28 percent of the shares of LTRI.

Full-Year 2004 Results

Net sales totaled $657.5 million for full-year 2004, a $90.6 million, or 16 percent, improvement compared with 2003.  Total sales volumes increased by 9 percent compared with the prior year, contributing $34.4 million to the net sales improvement.  Excluding sales of the acquired Indonesian operation, sales volumes increased by 8 percent.  Sales volumes in the French segment increased 14 percent, sales volumes for the Brazilian business improved by 9 percent and U.S. sales volumes declined by 2 percent.  Changes in currency exchange rates, primarily related to a stronger euro versus the U.S. dollar, increased net sales by $30.1 million and higher average selling prices had a favorable $26.1 million net sales impact.

Operating profit was $57.7 million for 2004, a $3.8 million, or 7 percent, increase from $53.9 million in 2003.  Operating profit in 2004 benefited from increased sales volumes, an improved

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mix of products sold and higher average selling prices.  These favorable factors were partially offset by increased wood pulp, labor, purchased energy, employee benefit and nonmanufacturing expenses.  Also, pre-operating and start-up costs totaling $3.1 million related to rebuilt paper machines were incurred in the United States and Brazil, in addition to $1.2 million of Paris, France office closure expenses and $0.6 million of RTL production line start-up costs in France.  Sarbanes-Oxley Section 404 compliance costs of approximately $1.3 million were also incurred during the year.

Interest expense was $1.4 million higher during 2004 compared with the prior year because of increased debt levels.  Other income was $1.7 million favorable in 2004 compared with 2003 primarily as a result of foreign currency gains in 2004 compared with foreign currency losses in 2003.

The effective income tax rate was 22 percent for 2004 compared with 23 percent for 2003.  The effective income tax rate in both years was favorably affected by factors described in the attached Note to the unaudited financial summaries.

Minority interest in earnings of subsidiaries increased by $2.1 million from 2003 because of increased profitability at LTRI supported by the new RTL production line.

Net income for 2004 was $36.4 million, a 6 percent increase compared with net income of $34.5 million in 2003.  Diluted earnings per share increased by 4 percent to $2.36 compared with earnings per share of $2.28 for the prior year.

Cash Flow Items and Quarterly Dividend

Capital spending was $12.8 million during the fourth quarter of 2004 compared with $30.8 million during the prior-year quarter.  For the full year, capital spending was $46.7 million compared with $92.0 million in 2003.

During the fourth quarter, $2.9 million of capital spending was incurred in Brazil related to the Company’s new cigarette paper manufacturing strategy.  Capital spending to implement this strategy in Brazil and the United States totaled $13.6 million for the full year.  Capital spending related to this strategy totaled $2.4 million during the fourth quarter of 2003 and $2.9 million during full-year 2003.  The rebuilt cigarette paper machine at the Spotswood mill is still in a start-up phase and the new cigarette paper machine in Brazil began operation in January 2005. These paper machines will provide improved product quality and machine productivity and facilitate the Company’s global sourcing of cigarette papers.

Capital spending for the new reconstituted tobacco leaf production line in France totaled $0.5 million during the fourth quarter and $7.2 million for the full year.  In 2003, capital spending for this project totaled $17.8 million during the fourth quarter and $63.0 million for the full year.  The new RTL production line continues to make excellent progress in its operations.

The Company’s capital spending is currently expected to total approximately $30 million in both 2005 and 2006.

During November 2004, Schweitzer-Mauduit announced that an agreement had been finalized whereby one of its subsidiaries will acquire the manufacturing assets of a tobacco-related paper company in the Philippines for a purchase price of $11.3 million, subject to working capital adjustments.  The transaction is subject to the receipt of various governmental permits and

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authorizations and is expected to close before the end of the first quarter of 2005.  This acquisition is not expected to have a material impact on the Company’s financial results in 2005.

During the fourth quarter of 2004, the Company made cash pension contributions totaling $3.3 million, with pension contributions for the full year of $10.2 million.  An additional $3.0 million pension contribution was made in January 2005.

During the fourth quarter, Schweitzer-Mauduit repurchased 15,800 shares of its common stock at a cost of $0.5 million.  During the year, 273,356 shares of the Company’s common stock were repurchased at a total cost of $8.0 million.  The Company’s Board of Directors authorized the further repurchase of shares of the Company’s common stock during the period January 1, 2005 through December 31, 2006 in an amount not to exceed $20.0 million.

Schweitzer-Mauduit also announced a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on March 14, 2005 to stockholders of record on February 14, 2005.

Business Comments and Outlook

Mr. Deitrich added, “Schweitzer-Mauduit’s financial results continue to reflect the benefit of recent capital investments and strategic initiatives as well as related one-time start-up costs.  Increased sales of reconstituted tobacco leaf products are being supported by the recent production capacity expansion in our French operations.  Sales of cigarette papers for lower ignition propensity cigarettes are also beginning to contribute positively to reported operating results.  Sales of these higher margin cigarette papers are expected to increase in mid-2005 in support of the anticipated requirement for lower cigarette ignition propensity properties for all cigarettes manufactured or imported into Canada on or after October 1, 2005.  Start-up costs related to the upgraded paper machines in both the United States and Brazil are expected to continue in 2005, and total approximately $1 million during the first quarter.  Increased cigarette paper volumes in Brazil and improved manufacturing operations in the United States are expected to benefit the financial results.

“Market conditions for our businesses continue to be largely favorable, with improved sales volumes and selling prices. However, Schweitzer-Mauduit is experiencing weakness in its tobacco-related paper sales in western Europe caused by reduced cigarette consumption in France and Germany and new cigarette paper manufacturing capacity that was added in western Europe in mid-2004.  This may result in cigarette paper machine downtime in France during 2005.  The Company also continues to face various cost pressures.  Wood pulp and purchased energy costs are expected to be above the prior-year level in 2005. Higher labor rates and employee benefit costs are also expected to continue.  The Company expects to begin expensing stock options in the third quarter of 2005, which is expected to increase non-cash operating expenses by approximately $1 million in 2005.

“Schweitzer-Mauduit is currently expecting its operating profit to increase by approximately 12 to 15 percent in 2005.  However, the Company’s effective income tax rate is expected to be approximately 28 to 29 percent, higher than the 22 percent effective income tax rate in 2004.  As a result, the Company is currently expecting diluted earnings per share for 2005 to be in the range of $2.40 to $2.45.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review fourth quarter 2004 results with investors

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and analysts at 10:30 a.m. eastern time on Thursday, January 27, 2005.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least fifteen minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute “forward-looking statements,” generally identified by phrases such as the Company “expects”, “anticipates”, “it appears” or words of similar effect, within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  The forward-looking statements are based on information currently available to the Company and are based upon management’s expectations and beliefs concerning future events and factors impacting the Company, including selling prices, reconstituted tobacco leaf sales volumes, cigarette paper sales volumes, cigarette paper machine downtime, mill operations, start-up expenses, wood pulp, labor rate, employee benefits, purchased energy and nonmanufacturing expenses, effective income tax rates, stock option accounting, currency exchange rates, and capital spending.  There can be no assurances that such factors or future events will occur as anticipated or that the Company’s results will be as estimated.  Many factors outside the control of the Company could also impact the realization of such estimates.  Such factors are discussed in more detail in the Company’s latest filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reasons, after the date of this news release.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2004	2003	Change

Net Sales	$171.9	$147.4	+16.6%
Cost of products sold	140.1	117.9	+18.8
Gross Profit	31.8	29.5	+7.8
Selling expense	6.8	6.5	+4.6
Research expense	2.5	2.4	+4.2
General expense	7.7	6.6	+16.7
Operating Profit	14.8	14.0	+5.7
Interest expense	0.6	0.7	-14.3
Other income, net	0.8	—	N.M.
Income Before Income Taxes and Minority Interest	15.0	13.3	+12.8
Provision for income taxes (See Note)	1.5	2.8	-46.4
Income Before Minority Interest	13.5	10.5	+28.6
Minority interest in earnings of subsidiaries	2.6	1.2	N.M.
Net Income	$10.9	$9.3	+17.2%

Net Income Per Share:
Basic	$0.74	$0.63	+17.5%

Diluted	$0.71	$0.61	+16.4%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	14,815,600	14,697,700

Diluted, including Common Share Equivalents	15,407,600	15,232,600

N.M. - Not Meaningful

See Note to Unaudited Financial Summaries

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2004	2003	Change

Net Sales	$657.5	$566.9	+16.0%
Cost of products sold	535.4	458.0	+16.9
Gross Profit	122.1	108.9	+12.1
Selling expense	27.1	23.1	+17.3
Research expense	9.3	8.3	+12.0
General expense	28.0	23.6	+18.6
Operating Profit	57.7	53.9	+7.1
Interest expense	3.7	2.3	+60.9
Other income (expense), net	1.5	(0.2)	N.M.
Income Before Income Taxes and Minority Interest	55.5	51.4	+8.0
Provision for income taxes (See Note)	12.1	12.0	+0.8
Income Before Minority Interest	43.4	39.4	+10.2
Minority interest in earnings of subsidiaries	7.0	4.9	+42.9
Net Income	$36.4	$34.5	+5.5%

Net Income Per Share:
Basic	$2.45	$2.34	+4.7%

Diluted	$2.36	$2.28	+3.5%

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	14,842,000	14,738,300

Diluted, including Common Share Equivalents	15,422,300	15,138,300

N.M. - Not Meaningful

See Note to Unaudited Financial Summaries

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

Unaudited	December 31, 2004	December 31, 2003

ASSETS
Cash and cash equivalents	$4.5	$3.7
Accounts receivable	97.7	91.9
Inventories	119.6	97.5
Other current assets	9.9	9.2
Net property, plant and equipment	453.2	411.5
Deferred charges and other assets	32.2	22.1
Total Assets	$717.1	$635.9

LIABILITIES & STOCKHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$50.9	$30.7
Other current liabilities	155.5	148.9
Long-term debt	63.0	66.2
Noncurrent deferred income tax liabilities	39.3	26.3
Noncurrent deferred revenue	35.9	41.6
Noncurrent pension and other postretirement benefits	47.8	47.9
Other noncurrent liabilities	18.7	14.6
Minority interest	13.4	9.5
Stockholders’ equity	292.6	250.2
Total Liabilities and Stockholders’ Equity	$717.1	$635.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS)

Unaudited	2004	2003

Net income	$36.4	$34.5
Depreciation and amortization	36.5	30.7
Amortization of deferred revenue	(5.7)	(6.0)
Deferred income tax provision	2.1	4.2
Minority interest in earnings of subsidiaries	7.0	4.9
Other items	1.7	(4.3)
Net changes in operating working capital	(20.6)	0.8
Cash Provided by Operations	57.4	64.8

Capital spending	(46.7)	(92.0)
Capitalized software costs	(2.2)	(3.9)
Acquisitions, net of cash acquired	(8.4)	—
Other investing	0.5	(1.6)
Cash Used for Investing	(56.8)	(97.5)

Cash dividends paid to SWM stockholders	(8.9)	(8.9)
Cash dividends paid to minority owners	(3.8)	(10.4)
Purchases of treasury stock	(8.0)	(5.1)
Changes in debt	13.0	44.4
Other financing	7.9	1.1
Cash Provided by Financing	0.2	21.1

Increase (Decrease) in Cash and Cash Equivalents	$0.8	$(11.6)

See Note to Unaudited Financial Summaries

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

NOTE TO UNAUDITED FINANCIAL SUMMARIES

In the fourth quarter of 2004, the Company recorded income tax benefits from a decrease in French statutory tax rates enacted in December 2004 for years beginning in 2005 that reduced the net deferred income tax liability and from the recovery of prior-year taxes in France related to a favorable November 2004 court ruling.  Additionally, the Company made adjustments to deferred income tax valuation allowances recorded against deferred tax assets as a result of changes in the Company’s expectations as to the realization of such assets due to changes in estimates of its U.S. income tax situation and an increase in the carryforward period of foreign tax credits from 5 years to 10 years provided in the American Jobs Creation Act of 2004 enacted during October 2004.  The total of these items reduced the provision for income taxes, benefiting fourth quarter net income by $2.5 million, or $0.16 per share.

In the fourth quarter of 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets.  These adjustments were largely a result of improved operating results in the U.S. business segment during the fourth quarter of 2003 resulting in a change in estimate of the Company’s domestic taxable income for 2003, improving the Company’s ability to utilize foreign tax credits in the United States.  These adjustments reduced the provision for income taxes, benefiting fourth quarter net income by $0.8 million, or $0.05 per share.

In the full year 2004, the Company made adjustments to deferred income tax valuation allowances recorded against deferred tax assets as a result of realization of foreign tax credit carryforwards utilized in the Company’s 2003 U.S. federal income tax return and changes in the Company’s expectations as to the realization of such assets due to changes in estimates of its U.S. income tax situation and an increase in the carryforward period of foreign tax credits from 5 years to 10 years provided in the American Jobs Creation Act of 2004 enacted during October 2004.  Additionally, the Company recorded income tax benefits from a decrease in French statutory tax rates enacted in December 2004 for years beginning in 2005 that reduced the net deferred income tax liability and from the recovery of prior-year taxes in France related to a favorable November 2004 court ruling.  The total of these items reduced the provision for income taxes, benefiting 2004 net income by $3.2 million, or $0.21 per share.

In the full year 2003, the Company recorded adjustments to deferred income tax valuation allowances recorded against deferred tax assets.  These adjustments were largely a result of the final settlement of prior-period tax audit assessments in the Company’s French operations and changes in estimates of the Company’s U.S. income tax situation, improving the Company’s ability to utilize foreign tax credits in the United States.  The Company’s U.S. income tax situation changed, in part, due to the effects of the Company having implemented certain U.S. tax elections, including the conversion from Last-In, First-Out (LIFO) to First-In, First-Out (FIFO) inventory valuation for tax purposes.  The net of these adjustments reduced the provision for income taxes, benefiting 2003 net income by $3.4 million, or $0.22 per share.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France and Indonesia beginning in 2004 because the results of the Indonesian operation, which was acquired in February 2004, are not material for segment reporting purposes and since sales of the Indonesian business are primarily of product sold under a trademark of one of the Company’s French businesses and are coordinated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended December 31,			For the twelve months ended December 31,
	2004	2003	% Change	2004	2003	% Change

United States	$49.3	$43.7	+12.8%	$196.5	$183.1	+7.3%
France	113.5	94.6	+20.0	427.0	352.9	+21.0
Brazil	13.3	11.5	+15.7	50.2	44.9	+11.8

Subtotal	176.1	149.8		673.7	580.9

Intersegment sales by:
United States	(0.4)	(0.3)		(1.1)	(0.7)
France	(2.0)	(1.9)		(11.2)	(11.2)
Brazil	(1.8)	(0.2)		(3.9)	(2.1)

Consolidated	$171.9	$147.4	+16.6%	$657.5	$566.9	+16.0%

Operating Profit

	For the three months ended December 31,			For the twelve months ended December 31,
	2004	2003	% Change	2004	2003	% Change

United States	$(0.9)	$1.9	N.M. %	$0.9	$2.0	-55.0%
France	17.1	13.4	+27.6	60.1	53.6	+12.1
Brazil	0.8	0.7	+14.3	4.5	5.2	-13.5
Unallocated expenses	(2.2)	(2.0)		(7.8)	(6.9)

Consolidated	$14.8	$14.0	+5.7%	$57.7	$53.9	+7.1%

N.M. - Not Meaningful

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